NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Warrants, each whole Warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share (the "Warrants") of Austerlitz Acquisition Corporation II (the "Company") from listing and registration on the Exchange on October 31, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Warrants are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Warrants are no longer suitable for listing based on "abnormally low" price levels, pursuant to Section 802.01D of the Listed Company Manual. The Company made a public announcement on October 3, 2022, that it is seeking approval of the Company's shareholders to redeem its outstanding Class A ordinary shares for cash held in its trust account prior to December 31, 2022, because the consummation of a suitable merger is highly improbable, and it is therefore in shareholders' best interests to return the cash in trust within calendar 2022 rather than wait for expiration in 2023. Consequently, if the Company is not able to consummate a business combination within the requested time period, the warrants will become worthless. On October 4, 2022, the Exchange determined that the Warrants of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Warrants from listing and registration on the NYSE. The Company was notified on October 4, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on October 4, 2022. Trading in the Warrants was immediately suspended on October 4, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Warrants, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.